FOR IMMEDIATE RELEASE
---------------------

Contacts:
DIANON Systems, Inc.                      Noonan/Russo Communications, Inc.
Kevin C. Johnson                          (212) 696-4455
Chairman, President and CEO               David Walsey (investors), ext. 230
(203) 381-4905                            news@noonanrusso.com

David R. Schreiber
Chief Financial Officer
(203) 381-4055

                    DIANON SYSTEMS, INC. ANNOUNCES COMPLETION
                       OF ITS ACQUISITION OF UROCOR, INC.


Stratford, CT. November 9, 2001 - DIANON Systems, Inc. (NASDAQ: DIAN), a leading national provider of cancer and genomic diagnostic services, today announced the completion of its acquisition of UroCor, Inc. (NASDAQ:UCOR) as of the close of business November 9, 2001. Earlier today, DIANON and UroCor shareholders voted to approve the merger agreement at DIANON's Annual Shareholder meeting held at its headquarters and at a special meeting for UroCor shareholders held at the Renaissance Hotel in Oklahoma City.

The merger is a tax-free stock-for-stock exchange. As a result of the acquisition, UroCor shareholders will receive 0.3843 shares of DIANON common stock for each share of UroCor common stock. Cash will be provided for fractional shares. Letters of transmittal regarding the procedures to exchange UroCor common stock for DIANON common stock will be sent to former UroCor stockholders in the near future. UroCor will cease reporting with the Securities and Exchange Commission and its common stock will no longer trade on the NASDAQ Stock Market.

"UroCor is a leading diagnostic provider to urologists nationwide. This acquisition represents a significant step in our mission to become the leader in cancer diagnostics through expert pathology, clinical and genomic services," stated Kevin C. Johnson, Chairman, President and CEO of DIANON Systems, Inc. "By integrating DIANON's and UroCor's industry-leading capabilities, we will not only significantly expand the services we provide to 5,000 of the nation's 7,500 urologists, but also substantially enhance the combined entity's managed care penetration."

As a result of anticipated costs synergies, the acquisition is expected to be accretive in the range of $0.07 to $0.12 in 2002, generating EBITDA of approximately $45 million on sales in excess of $180 million.

DIANON's Board of Directors and executive officers will retain their respective roles for oversight and management of the combined entity.

DIANON Systems, Inc. provides a full line of anatomic and molecular pathology testing services and the CarePath Health Information Service, which provides personalized, diagnosis-specific information to physicians and to their patients at critical moments in the health care process.
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UroCor, Inc. markets a comprehensive range of products and services to assist in detecting, diagnosing, treating and managing prostate cancer, bladder cancer, kidney stones and other complex urologic disorders. The Company's primary focus is providing products and services to help urologists improve patient care and outcomes while reducing the total cost of managing these diseases. The Company provides comprehensive diagnostic services to detect major urologic conditions, enhance the accuracy of prognosis of individual patient's disease, monitor the patient's therapy and identify recurrence of the disease.

The forward-looking statements in this news release relating to management's expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to revenue and earnings expectations, acquisitions, reimbursement rates and coverage, state and national regulatory compliance, the Company's maintenance of above-average quality of its services and products and competitive pressures. Further information regarding factors that could affect the Company's results is included in the Company's filings with the Securities and Exchange Commission.

Editors note: this release is also available on the company's Web site www.dianon.com and on www.noonanrusso.com.